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                                                                    EXHIBIT 99.1


[HOLLYWOOD CASINO LOGO]
                                                                    NEWS RELEASE




FOR IMMEDIATE RELEASE                        Investor Contact: Paul Yates
---------------------                        Executive Vice President,
NEWS ANNOUNCEMENT                            Chief Financial Officer
-----------------                            (972) 392-7777


                   EDWARD T. PRATT III, NAMED VICE CHAIRMAN
                          AND CEO OF HOLLYWOOD CASINO

     DALLAS, August 13, 2001 -- Hollywood Casino(R) Corporation (AMEX: HWD; www.hwcc.com) announced today that its Board of Directors has, effective immediately, elected Company President, Chief Operating Officer and Director, Edward T. Pratt III, 46, to the additional positions of Vice Chairman and Chief Executive Officer. Mr. Pratt has served on the Board of Directors of the Company since 1992 and was elected President and Chief Operating Officer of the Company in 1995. Mr. Pratt will relinquish the COO title and continue to hold the title of President. The Company is not naming a new COO. The Company also announced that Oliver B. "Buck" Revell, 62, a director of the Company since September 1997, has been named Chairman of the Board.

     Jack E. Pratt, 74, formerly Chairman and CEO of the Company, William D. Pratt, 72, formerly Executive Vice President, Secretary and General Counsel of the Company, and Edward T. Pratt, Jr., 78, formerly Vice Chairman of the Board, Vice President and Treasurer of the Company, were not re-elected as officers of the Company, but they will each continue to serve on the Company's Board of Directors. Accordingly, the Board remains comprised of seven members.





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     In addition, Hollywood Casino announced that Paul C. Yates, 39, Executive
Vice President, Chief Financial Officer and Assistant Secretary of the Company since joining the Company in 1998, has been elected to the additional position of Treasurer.

     Hollywood Casino also announced that Walter E. Evans, 37, has been elected Executive Vice President, General Counsel and Secretary. Mr. Evans joined Hollywood Casino in 1995 and has served as Vice President, Deputy General Counsel and Assistant Secretary of the Company since May 2000. From July 1995 until May 2000, Mr. Evans held the position of Associate General Counsel with the Company.

     Finally, Hollywood Casino announced that Donald A. Shapiro, 50, has been elected Vice President, Deputy General Counsel and Assistant Secretary. Mr. Shapiro joined Hollywood Casino and has served as Associate General Counsel of the Company since 1991.

     Hollywood Casino Corporation owns and operates distinctive Hollywood-themed casino entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois; Tunica, Mississippi and Shreveport, Louisiana.


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